Exhibit 99.1

ONE LIBERTY PROPERTIES ENHANCES CREDIT FACILITY

-    Expands Availability To $100 Million And Extends Term Through 2019  -

GREAT NECK, NY – November 9, 2016 – One Liberty Properties, Inc. (NYSE: OLP) announced that it entered into an amended and restated revolving credit facility that increases the availability under the facility to $100 million and extends the facility’s maturity to December 31, 2019.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, said, “As we continue to produce consistent results year-over-year, it is prudent to increase our borrowing capacity in anticipation of future opportunities. This line will provide additional financial flexibility in our efforts to grow the Company as we pursue targeted acquisitions and other growth prospects.”

The bank group includes Manufacturers and Traders Trust Company, People’s United Bank, VNB New York, LLC, and Bank Leumi USA. At November 9, 2016, there is an outstanding balance of $22.8 million under the facility.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, the Quarterly Reports on Form 10-Q filed thereafter, and in particular, “Item 1A. Risk Factors” of such reports. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results, performance or achievements.

About One Liberty

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in December 1982. The primary business of the One Liberty is to acquire, own and manage a geographically diversified portfolio of retail, industrial, flex, and health and fitness properties, many of which are subject to long term leases. Many of One Liberty’s leases are “net leases”, under which the tenant is typically responsible for real estate taxes, insurance and ordinary maintenance and repairs.

For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com.